CHANGE IN CONTROL SEVERANCE AGREEMENT
(this “Agreement”) dated February 2, 2007 between Diomed Holdings, Inc., a Delaware corporation (the “Company”), and
Cary Paulette (the “Executive”).

WHEREAS, the Executive is a skilled and dedicated employee of the Company who has important management responsibilities and talents that benefit the Company;

WHEREAS, the Executive and the Company are parties to an existing letter agreement, dated as of December 3, 2004, as amended as of February 15, 2005 (the “Existing Agreement”), that governs the Executive’s employment with the Company;

WHEREAS, the Board of Directors of the Company (the “Board”) considers it essential to the best interests of the Company and its shareholders to assure that the Company and its subsidiaries will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below); and

WHEREAS, the Board believes that it is imperative to diminish the distraction of the Executive by virtue of the uncertainties and risks created by the circumstances surrounding a Change in Control and to ensure the Executive’s full attention to the Company and its subsidiaries during such a period of uncertainty;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) “280G Gross-Up Payment” shall have the meaning set forth in Section 5(a).

(b) “Accounting Firm” shall have the meaning set forth in Section 5(b).

(c) “Accrued Rights” shall have the meaning set forth in Section 4(a)(v).

(d) “Affiliate(s)” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.

(e) “Annual Base Salary” shall mean the Executive’s annual rate of base salary in effect immediately prior to the Termination Date.

(f) “Cause” means the occurrence of any one of the following:

(i) the Executive is convicted of, or pleads guilty or nolo contendere to, (A) a misdemeanor that involves moral turpitude or that involves misappropriation of the assets of the Company or a Subsidiary or (B) a felony;

(ii) the Executive commits one or more acts or omissions constituting fraud or other willful misconduct that have a materially detrimental effect on the Company;

(iii) the Executive continually and willfully fails, for at least 14 days following written notice from the Company, to perform substantially the Executive’s employment duties (other than as a result of incapacity due to physical or mental illness or after delivery by the Executive of a Notice of Termination for Good Reason); or

(iv) the Executive commits a violation of any of the Company’s policies (including the Company’s Code of Business Conduct and Ethics, as in effect from time to time) that is materially detrimental to the best interests of the Company.

(g) “Change in Control” means (a) sale of all or substantially all of the Company’s assets, including the assets of its Subsidiaries taken as a whole, (b) any merger, consolidation, or other business combination transaction of the Company with or into another corporation, entity, or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, (c) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company, (d) a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of the Board or (e) a dissolution or liquidation of the Company.

(h) “Change in Control Date” means the date on which a Change in Control occurs (if any).

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

(j) “Disability” shall have the meaning set forth in Section 4(b)(ii).

(k) “Effective Date” shall have the meaning set forth in Section 2.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.

(m) “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such tax.

(n) “Good Reason” means, without the Executive’s express written consent, the occurrence of any one or more of the following:

(i) any reduction in the authority, duties, titles or responsibilities held by the Executive immediately prior to the Change in Control Date or any assignment to the Executive of duties or responsibilities that are inconsistent with the Executive’s status, offices, titles and reporting relationships as in effect immediately prior to the Change in Control Date, but excluding for this purpose a reduction or assignment that is remedied by the Company within 30 business days after receipt of notice thereof given by the Executive;

(ii) any reduction in the annual base salary, annual bonus, annual incentive opportunity, long term incentive opportunity or other compensation or benefits of the Executive as in effect immediately prior to the Change in Control Date, other than a reduction that is remedied by the Company within 30 business days after receipt of notice thereof given by the Executive;

(iii) any change of the Executive’s principal place of employment to a location more than 50 miles from the Executive’s principal place of employment immediately prior to the Change in Control Date (other than a change that is remedied within 30 business days after receipt of notice thereof given by the Executive);

(iv) any failure of the Company to pay the Executive any compensation when due (other than a failure that is remedied within 30 business days after receipt of written notice thereof given by the Executive);

(v) delivery by the Company or any Subsidiary of a written notice to the Executive of the intent to terminate the Executive’s employment for any reason, other than Cause or Disability, in each case in accordance with this Agreement, regardless of whether such termination is intended to become effective during or after the Protection Period; or

(vi) any failure by the Company to comply with and satisfy the requirements of Section 10(c) (other than a failure that is remedied within 30 business days after receipt of written notice thereof given by the Executive).

The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. A termination of employment by the Executive for Good Reason for purposes of this Agreement shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provisions of this Agreement on which the Executive relied. Unless the parties agree otherwise, a termination of employment by the Executive for Good Reason shall be effective on the 30th day following the date when the Notice of Termination for Good Reason is given, unless the Company elects to treat such termination as effective as of an earlier date; provided, however, that so long as an event that constitutes Good Reason occurs during the Protection Period, for purposes of the payments, benefits and other entitlements set forth herein, the termination of the Executive’s employment pursuant thereto shall be deemed to occur during the Protection Period. If the Executive continues to provide services to the Company after one of the events giving rise to Good Reason has occurred, the Executive shall not be deemed to have consented to such event or to have waived the Executive’s right to terminate his or her employment for Good Reason in connection with such event. In all cases, the Executive shall give the Company five days written notice after the occurrence of any event that constitutes Good Reason.

(o) “Notice of Termination for Good Reason” shall have the meaning set forth in Section 1(n).

(p) “Payment” means any payment, benefit or distribution (or combination thereof) by the Company, any of its Affiliates or any trust established by the Company or its Affiliates, to or for the benefit of the Executive, whether paid, payable, distributed, distributable or provided pursuant to this Agreement or otherwise, including any payment, benefit or other right that constitutes a “parachute payment” within the meaning of Section 280G of the Code.

(q) “Person” means a “person” as such term is used in Section 13(d) of the Exchange Act.

(r) “Protection Period” means the period commencing on the Change in Control Date and ending on the 540th day thereafter.

(s) “Qualifying Termination” means any termination of the Executive’s employment (i) by the Company, other than for Cause, death or Disability, that is effective (or with respect to which the Executive is given written notice) during the Protection Period or (ii) by the Executive for Good Reason during the Protection Period.

(t) “Section 409A Tax” shall have the meaning set forth in Section 6.

(u) “Subsidiary” means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its stock.

(v) “Successor” shall have the meaning set forth in Section 10(c).

(w) “Termination Date” means the date (if any) on which the termination of the Executive’s employment, in accordance with the terms of this Agreement, is effective.

(x) “Underpayment” shall have the meaning set forth in Section 5(b).

SECTION 2. Effectiveness and Term. This Agreement shall become effective as of the date hereof (the “Effective Date”) and shall remain in effect until the second anniversary of the Effective Date. Notwithstanding the foregoing, in the event of a Change in Control during the term of this Agreement, this Agreement shall not thereafter terminate, and the term hereof shall be extended, until the Company and its Subsidiaries have performed all their obligations hereunder with no future performance being possible; provided, that this Agreement shall only be effective with respect to the first Change in Control that occurs during the term of this Agreement.

SECTION 3. Impact of a Change in Control on Equity Compensation Awards. Effective as of any Change in Control Date during the term of this Agreement, notwithstanding any provision to the contrary in any of the Company’s equity-based, equity-related or other long-term incentive compensation plans, practices, policies and programs (including the Company’s 1998 Stock Option Plan, 2001 Stock Option Plan and 2003 Omnibus Incentive Plan) or any award agreements thereunder, (a) all outstanding stock options, stock appreciation rights, restricted shares and similar rights and awards then held by the Executive that are unexercisable or otherwise unvested shall automatically become fully vested and immediately exercisable, as the case may be, (b) all outstanding equity-based, equity-related and other long-term incentive awards then held by the Executive that are subject to performance-based vesting criteria shall automatically become fully vested and earned at a deemed performance level equal to the maximum performance level with respect to such awards and (c) all other outstanding equity-based, equity-related and long-term incentive awards, to the extent not covered by the foregoing clause (a) or (b), then held by the Executive that are unvested or subject to restrictions or forfeiture shall automatically become fully vested and all restrictions and forfeiture provisions related thereto shall lapse.

SECTION 4. Termination of Employment.

(a) Qualifying Termination. Subject to Section 4(a)(v), in the event of a Qualifying Termination, the Executive shall be entitled to the following payments and benefits:

(i)  Severance Pay. The Company shall pay the Executive an amount equal to one and one-half (1.5) (the “Multiple”) times the Executive’s Annual Base Salary (without regard to any reduction giving rise to Good Reason) in a lump-sum payment payable on the tenth business day after the date the release described in Section 4(a)(v) becomes effective and irrevocable (the “Release Effective Date”); provided, that such amount shall be paid in lieu of, and the Executive hereby waives the right to receive, any other cash severance payment relating to salary or bonus continuation, or any other severance payments or benefits, the Executive is otherwise eligible to receive upon termination of employment under any severance plan, practice, policy or program of the Company or any Subsidiary or under any agreement between the Company and the Executive.

(ii)  Prorated Annual Bonus. The Company shall pay the Executive an amount equal to the product of (A) the Executive’s target annual bonus for the year in which the Termination Date occurs (assuming all individual and business criteria are met at target levels) and (B) a fraction, the numerator of which is the number of days in the current fiscal year through the Termination Date, and the denominator of which is 365, in a lump-sum payment on the tenth business day after the Release Effective Date.

(iii)  Continued Welfare Benefits. The Company shall continue to provide for a number of years equal to the Multiple health, welfare and fringe benefits to the Executive and the Executive’s spouse and dependents (in each case, provided in an applicable plan) at least equal to the levels of benefits provided by the Company and its Subsidiaries immediately prior to the Change in Control Date. Nothing in this Section 4(a)(iii) shall operate to reduce, or be construed as reducing, the Executive’s group health plan continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, in any manner.

(iv)  Accrued Rights. The Executive shall be entitled to (A) payments of any unpaid annual base salary or other amount earned or accrued through the Termination Date and for reimbursement of any unreimbursed business expenses incurred through the Termination Date, (B) the full amount of the Executive’s annual bonus for the fiscal year immediately prior to the fiscal year in which the Termination Date occurs in the event that the annual bonus for such prior fiscal year has not been paid to the Executive by the Termination Date and (C) any vested payments or benefits explicitly set forth in any other written agreements or benefit plans in which the Executive participates (except for other severance payments and benefits waived under Section 4(a)(i)) (the rights to such payments, the “Accrued Rights”).

(v)  Release of Claims. Notwithstanding any provision of this Agreement to the contrary, the Company shall not be obligated to make any payments or provide any benefits described in this Section 4(a), other than payments or benefits in respect of the Accrued Rights, unless and until such time as the Executive has executed and delivered a Separation Agreement and Release substantially in the form of Exhibit A hereto, which may be modified to comply with applicable laws to the extent necessary to obtain a general release of claims, except that no such modification may affect the Executive’s rights to any payments or benefits under this Agreement or impose any additional restriction or limitation on the activities of the Executive following termination of employment beyond the general release of claims, and such release has become effective and irrevocable in accordance with its terms.

(b)  Non-Qualifying Termination. (i) In the event of any termination of the Executive’s employment other than a Qualifying Termination (including a termination of employment as a result of death or Disability), the Executive shall not be entitled to any additional payments or benefits from the Company under this Section 4, other than payments or benefits with respect to the Accrued Rights.

(ii)  For purposes of this Agreement, the Executive shall be deemed to have a “Disability” in the event of the Executive’s absence for a period of 180 consecutive business days as a result of incapacity due to a physical or mental condition, illness or injury which is determined to be total and permanent by a physician mutually acceptable to the Company and the Executive or the Executive’s legal representative (such acceptance not to be unreasonably withheld) after such physician has completed an examination of the Executive. The Executive agrees to make himself available for such examination upon the reasonable request of the Company, and the Company shall be responsible for the cost of such examination.

SECTION 5. Certain Additional Payments by the Company.

(a)  Notwithstanding anything in this Agreement to the contrary and except as set forth below, in the event it shall be determined that any Payment that is paid or payable to or for the benefit of the Executive during the term of this Agreement would be subject to the Excise Tax, the Executive shall be entitled to receive an additional payment (a “280G Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including any income and employment taxes and Excise Taxes imposed upon the 280G Gross-Up Payment, the Executive retains an amount of the 280G Gross-Up Payment equal to the Excise Tax imposed upon such Payments. The Company’s obligation to make 280G Gross-Up Payments under this Section 5 shall not be conditioned upon the Executive’s termination of employment and shall survive and apply after the Executive’s termination of employment. At the time of any Payment during the period of this Agreement’s effectiveness, the Company shall provide the Executive a written description of the application of the Excise Tax (if any) to such Payment.

(b)  Subject to the provisions of Section 5(c), all determinations required to be made under this Section 5, including whether and when a 280G Gross-Up Payment is required, the amount of such 280G Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made in accordance with the terms of this Section 5 by a nationally recognized certified public accounting firm that shall be designated by the Company (other than the Company’s regular auditor) (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. For purposes of determining the amount of any 280G Gross-Up Payment, the Executive shall be deemed to pay Federal income tax at the highest marginal rate applicable to individuals in the calendar year in which any such 280G Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest marginal rates applicable to individuals in the jurisdictions in which the Executive is subject to tax in the calendar year in which any such 280G Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes that can be obtained from deduction of state and local taxes, taking into account limitations applicable to individuals subject to Federal income tax at the highest marginal rate. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any 280G Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to the Executive within five business days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of the Excise Tax, at the time of the initial determination by the Accounting Firm hereunder, it is possible that the amount of the 280G Gross-Up Payment determined by the Accounting Firm to be due to the Executive, consistent with the calculations required to be made hereunder, will be lower than the amount actually due, including any interest and penalties (an “Underpayment”). In the event the Company exhausts its remedies pursuant to Section 5(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to the Executive within five business days of the receipt of the Accounting Firm’s determination.

(c)  The Executive shall notify the Company in writing of any written claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a 280G Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten business days after the Executive is informed in writing of such claim. Failure to give timely notice shall not prejudice the Executive’s right to 280G Gross-Up Payments and rights of indemnity under this Section 5. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, that the Company shall bear and pay directly all costs and expenses (including additional income taxes, interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest or penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that (A) if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance and (B) if such contest results in any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due, such extension must be limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the 280G Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 5(c)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of the 30-day period after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of 280G Gross-Up Payment required to be paid.

SECTION 6. Section 409A. It is the intention of the Company and the Executive that the provisions of this Agreement comply with Section 409A of the Code, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with Section 409A of the Code. To the extent necessary to avoid imposition of any additional tax or interest penalties under Section 409A (such tax and interest penalties, a “Section 409A Tax”), notwithstanding the timing of payment provided in any other Section of this Agreement, the timing of any payment, distribution or benefit pursuant to this Agreement shall be subject to a six-month delay in a manner consistent with Section 409A(a)(2)(B)(i) of the Code; provided, that (a) the Executive shall be credited with interest in respect of such payment, distribution or benefit during such six-month period at the rate set forth in Section 12 and (b) if the Executive dies during such six-month period, any such delayed payments shall not be further delayed, and shall be immediately payable to the Executive’s devisee, legatee or other designee or, should there be no such designee, to the Executive’s estate in accordance with the applicable provisions of this Agreement. From and after the Effective Date and for the remainder of the term of this Agreement, (i) the Company shall administer and operate this Agreement in compliance with Section 409A of the Code and any rules, regulations or other guidance promulgated thereunder as in effect from time to time and (ii) in the event that the Company determines that any provision of this Agreement or any such plan or arrangement does not comply with Section 409A of the Code or any such rules, regulations or guidance and that the Executive may become subject to a Section 409A Tax, the Company and the Executive shall negotiate in good faith to amend or modify such provision to avoid the application of such Section 409A Tax; provided, that such amendment or modification shall not (and the Executive shall not be obligated to consent to any such amendment or modification that would) reduce the economic value to the Executive of such provision.

SECTION 7. No Mitigation or Offset; Enforcement of this Agreement.

(a)  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as otherwise expressly provided for in this Agreement, such amounts shall not be reduced whether or not the Executive obtains other employment.

(b)  The Company shall reimburse, upon the Executive’s demand, any and all reasonable legal fees and expenses that the Executive may incur in good faith as a result of any contest, dispute or proceeding (regardless of whether formal legal proceedings are ever commenced and regardless of the outcome thereof and including all stages of any contest, dispute or proceeding) by the Company against the Executive (or, in the event that the Executive is the prevailing party, by the Executive against the Company), with respect to the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest regarding the amount of any payment owed pursuant to this Agreement), and shall indemnify and hold the Executive harmless, on an after-tax basis, for any tax (including Excise Tax) imposed on the Executive as a result of payment by the Company of such legal fees and expenses.

SECTION 8. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s Accrued Rights.

SECTION 9. Withholding. The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

SECTION 10. Assignment.

(a)  This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void.

(b)  Notwithstanding the foregoing Section 10(a), this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him or her hereunder if he or she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, should there be no such designee, to the Executive’s estate.

(c)  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company (a “Successor”) to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement and the Separation Agreement and Release, (i) the term “Company” shall mean the Company as hereinbefore defined and any Successor and any permitted assignee to which this Agreement is assigned and (ii) the term “Board” shall mean the Board as hereinbefore defined and the board of directors or equivalent governing body of any Successor and any permitted assignee to which this Agreement is assigned.

SECTION 11. Dispute Resolution.

(a)  Except as otherwise specifically provided herein, the Executive and the Company each hereby irrevocably submit to the exclusive jurisdiction of any state court located within the Commonwealth of Massachusetts over any dispute arising out of or relating to this Agreement. Except as otherwise specifically provided in this Agreement, the parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 11(a); provided, however, that nothing herein shall preclude the Company or the Executive from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 11 or enforcing any judgment obtained by the Company or the Executive.

(b)  The agreement of the parties to the forum described in Section 11(a) is independent of the law that may be applied in any suit, action or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection that they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 11(a), and the parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 11(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

(c)  The parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Section 18.

(d)  Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 11(d).

SECTION 12. Default in Payment. Any payment not made within ten business days after it is due in accordance with this Agreement shall thereafter bear interest, compounded annually, at the prime rate in effect from time to time at Citibank, N.A., or any successor thereto.

SECTION 13. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN THE STATE OF DELAWARE, AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

SECTION 14. Amendment; No Waiver. No provision of this Agreement may be amended, modified, waived or discharged except by a written document signed by the Executive and a duly authorized officer of the Company; provided, that prior to the Change in Control Date, this Agreement may be amended or modified, without the Executive’s consent, through a resolution duly adopted by the Board. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement.

SECTION 15. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 16. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

SECTION 17. Survival. The rights and obligations of the parties under the provisions of this Agreement, including Sections 4, 5, 6, 7, 10, 11 and 12, shall survive and remain binding and enforceable, notwithstanding the expiration of the Protection Period or the term of this Agreement, the termination of the Executive’s employment with the Company for any reason or any settlement of the financial rights and obligations arising from the Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

SECTION 18. Claims for Benefits. A Participant may submit a written claim for benefits under the Plan in accordance with the terms and conditions set forth in this Section 18.

(a) Filing of Claims. A claim for benefits shall be made by filing a written request with a person or committee designated by the Company (the “Plan Administrator”), which shall be delivered to the Plan Administrator and accompanied by such substantiation of the claim as the Plan Administrator considers necessary and reasonable for the type of claim being filed.

(b) Denial of Claims. If a claim is denied in whole or in part, the Participant shall receive a written or electronic notice explaining the denial of the claim within ninety (90) days after the Plan Administrator’s receipt of the claim, unless special circumstances exist that require an extension of the time for processing such claim. If an extension of time is necessary, the Participant shall be notified in writing of the extension and reason for the extension within ninety (90) days after the Plan Administrator’s receipt of the claim. The written extension notification shall also indicate the date by which the Plan Administrator expects to render a final decision. A notice of denial of claim shall contain the following:

1. the specific reason or reasons for the denial;

2. reference to the specific Plan provisions on which the denial is based;

3. a description of any additional materials or information necessary for such Participant to perfect the claim and an explanation of why such material or information is necessary; and

4. a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(c) Payment of Claims. The full value of a payment made according to the provisions of the Plan satisfies that much of the claim and all related claims under the Plan against the Plan Administrator and the Company, each of whom, as a condition to a payment from it or directed by it, may require the Participant, beneficiary, or legal representative to execute a receipt and release of the claim in a form determined by the person requesting the receipt and release.

(d) Request for Review of Denied Claims. A Participant whose claim for benefits has been denied by the Plan Administrator may request a review of such denial in accordance with the terms and conditions of this Section 18(d).

(i) A Participant may file a written request for a review of the denial of a claim within sixty (60) days after receiving written notice of the denial. The written request should be sent to the Plan Administrator, who will forward it to a committee established by the Company to provide review (the “Review Committee”). The Participant may submit written comments, documents, records and other relevant information in support of the claim. A Participant shall be provided, upon request to the Plan Administrator and without charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s claim for benefits. A document, record, or other information shall be considered relevant if it:

1. was relied upon in denying the claim;

2. was submitted, considered or generated in the course of processing the claim, regardless of whether it was relied upon;

3. demonstrates compliance with the claims procedures process; or

4. constitutes a statement of Plan policy or guidance concerning the denied benefit, regardless of whether it was relied upon.

Relevant information shall not include any documents or records (or portions thereof) that would, through their release, violate any other applicable law or compromise the confidentiality of certain employee data or business records, including, but not limited to, any documents subject to attorney-client privilege.

(ii) In reviewing a denied claim, the Review Committee shall take into consideration all comments, documents, records, and other information submitted by the Participant in support of the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(iii) The Review Committee will notify the Participant in writing of its decision on the appeal. Such notification will be in writing in a form designed to be understood by the Participant. If the claim is denied in whole or in part on appeal, the notification will also contain:

5. the specific reason or reasons for the denial;

6. reference to the specific Plan provisions on which the determination is based;

7. a statement that the Participant is entitled to receive, upon request to the Plan Administrator and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s claim for benefits. A document, record, or other information shall be considered relevant if it:

(a) was relied upon in denying the claim;

(b) was submitted, considered or generated in the course of processing the claim, regardless of whether it was relied upon;

(c) demonstrates compliance with the claims procedures process; or

(d) constitutes a statement of Plan policy or guidance concerning the denied benefit, regardless of whether it was relied upon; and

8. a statement that the Participant has a right to bring an action under Section 502(a) of ERISA.

Relevant information shall not include any documents or records (or portions thereof) that would, through their release, violate any other applicable law or compromise the confidentiality of certain employee data or business records, including, but not limited to, any documents subject to attorney-client privilege.

Such notification will be given by the Review Committee within sixty (60) days after the complete appeal is received by the Review Committee (or within one hundred twenty (120) days if the Review Committee determines special circumstances require an extension of time for considering the appeal, and if written notice of such extension and circumstances is given to the Participant within the initial sixty (60) day period). Such written extension notice shall also indicate the date by which the Review Committee expects to render a decision.

If the Participant’s written request for review is received by the Plan Administrator more than thirty (30) days before a Review Committee meeting, the Review Committee’s decision must be rendered at the next meeting after the request for review is received. If special circumstances require an extension of time for processing, the Review Committee’s decision must be rendered not later than the Review Committee’s third meeting after the request for review is received, and written notice of the extension must be furnished to the Participant before the extension begins. In the case of such regularly scheduled meetings, the Participant shall be notified of the review determination as soon as possible, but no later than five days after the review determination has been made. If notice that a claim has been denied on review is not received by the Participant within the time required in this paragraph, the claim is deemed denied on review.

SECTION 19. Notices. All notices or other communications required or permitted by this Agreement will be made in writing and all such notices or communications will be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	Diomed Holdings, Inc. One Dundee Park Andover, MA 01810

Attention: Corporate Secretary

Fax:

If to the Executive:	At the address for the Executive most recently on file with the Company or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

SECTION 20. Headings and References. The headings of this Agreement are inserted for convenience only and neither constitutes a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

SECTION 21. Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

SECTION 22. Interpretation. For purposes of this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation”.

The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

DIOMED HOLDINGS, INC.

By:
Name: James A. Wylie, Jr. Title: President and Chief Executive Officer

CARY PAULETTE

Name: Cary Paulette

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

     I.  Release. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, with the intention of binding himself/herself, his/her heirs, executors, administrators and assigns, does hereby release and forever discharge Diomed Holdings, Inc., a Delaware corporation, [to be amended, if necessary, to add or identify any additional or other entity that may be the Executive’s employer at the time of the Qualifying Termination set forth in Section 4 of that certain Change in Control Severance Agreement between the Executive and Company] (the “Company”), and its or their parents, subsidiaries, affiliates, predecessors, successors, and/or assigns, past, present, and future, together with its and their officers, directors, executives, agents, employees, and employee benefits plans (and the trustees, administrators, fiduciaries and insurers of such plans), past, present, and future (collectively, the “Released Parties”), from any and all claims, actions, causes of action, demands, rights, damages, debts, accounts, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity, or otherwise, whether now known or unknown (collectively, the “Claims”), which the undersigned now has, owns or holds, or has at any time heretofore had, owned or held against any Released Party, from the beginning of time to the date of the Executive’s execution of this Separation Agreement and Release, including without limitation, any Claims arising out of or in any way connected with the undersigned’s employment relationship with the Company, its subsidiaries, predecessors or affiliated entities, or the termination thereof, under any Federal, state or local statute, rule, or regulation, or principle of common, tort or contract law, including but not limited to, the Family and Medical Leave Act of 1993, as amended (the “FMLA”), 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., and all other Federal, state, or local statutes, regulations or laws; provided, however, that nothing herein shall release the Company of its obligations under that certain Change in Control Severance Plan of the Company (including the Accrued Rights (as defined therein)). Except as set forth in Section II below, the undersigned understands that, as a result of executing this Separation Agreement and Release, he/she will not have the right to assert that the Company or any other Released Party unlawfully terminated his/her employment or violated any of his/her rights in connection with his/her employment or otherwise.

     The undersigned affirms that he/she is not presently party to any Claim, complaint or action against any Released Party in any forum or form and that he/she knows of no facts which may lead to any Claim, complaint or action being filed against any Released Party in any forum by the undersigned or by any agency, group, etc. The undersigned further affirms that he/she has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he/she may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him/her from the Company and its subsidiaries, except as specifically provided in this Separation Agreement and Release. The undersigned furthermore affirms that he/she has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the FMLA. If any agency or court assumes jurisdiction of any such Claim, complaint or action against any Released Party on behalf of the undersigned, the undersigned hereby waives any right to individual monetary or other relief.

     The undersigned further declares and represents that he/she has carefully read and fully understands the terms of this Separation Agreement and Release and that, through this document, he/she is hereby advised to consult with an attorney prior to executing this Separation Agreement and Release, that he/she may take up to and including 21 days from receipt of this Separation Agreement and Release, to consider whether to sign this Separation Agreement and Release, that he/she may revoke this Separation Agreement and Release within seven calendar days after signing it by delivering to the Company written notification of revocation (and that this Separation Agreement and Release shall not become effective or enforceable until the expiration of such revocation period), and that he/she knowingly and voluntarily, of his/her own free will, without any duress, being fully informed and after due deliberate action, accepts the terms of and signs the same as his own free act.

     II.  Protected Rights. The Company and the undersigned agree that nothing in this Separation Agreement and Release is intended to or shall be construed to affect, limit or otherwise interfere with any non-waivable right of the undersigned under any Federal, state or local law, including the right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or to exercise any other right that cannot be waived under applicable law. The undersigned is releasing, however, his/her right to any monetary recovery or relief should the EEOC or any other agency pursue Claims on his/her behalf. Further, should the EEOC or any other agency obtain monetary relief on his/her behalf, the undersigned assigns to the Company all rights to such relief.

     III. Third-Party Litigation. The undersigned agrees to be available to the Company and its affiliates on a reasonable basis in connection with any pending or threatened claims, charges or litigation in which the Company or any of its affiliates is now or may become involved, or any other claims or demands made against or upon the Company or any of its affiliates, regardless of whether or not the undersigned is a named defendant in any particular case.

     IV. Return of Property. The undersigned shall return to the Company on or before 10 days after termination date, all property of the Company in the undersigned’s possession or subject to the undersigned’s control, including without limitation any laptop computers, keys, credit cards, cellular telephones and files. The undersigned shall not alter any of the Company’s records or computer files in any way after termination date.

     V. Confidential Information. The undersigned acknowledges that Confidential Information (as defined below) is a valuable asset of the Company and that unauthorized disclosure or utilization thereof could be detrimental to the Company. The undersigned, therefore, shall not, after the term of employment with the Company, disclose in any way or to any extent, to any person or organization other than the Company, or utilize for the benefit or profit of the undersigned or any other person or organization other than the Company, any Confidential Information, except (a) as may be authorized in writing in advance by the Company; (b) is publicly available or becomes publicly available other than through a breach of this document by the undersigned or, based on the undersigned’s knowledge, the breach of this document by others and (c) upon prior notification to the Company, the undersigned may be required by law to disclose. “Confidential Information” means information disclosed — whether orally or in writing — to the undersigned, or otherwise known to the undersigned as a direct or indirect result of his or her employment by the Company, concerning (i) the Company’s products, patent applications, research activities, formulations, processes, protocols, procedures, other intellectual properties, machines, services, and all matters having to do with the business or operations of the Company, including, but not limited to, all information of any type related to research, product development, manufacturing, quality matters, purchasing, finance, data processing, engineering, facilities, marketing, merchandising and selling, personnel, organization matters, policy matters, legal and other corporate affairs and (ii) information of any type about any third party with which the Company is in technical or commercial cooperation, acquired by the undersigned, directly or indirectly, in connection with his or her employment by the Company. Included in the foregoing definition by way of illustration, but not limitation, are such items as research projects, findings or reports, business plans and projections, formulae, processes, methods of manufacture, computer programs, sales, costs, pricing data, regulatory matters, operating procedures, information about employees and personnel practices, and lists of investigators, consultants, suppliers and customers. The undersigned agrees not to remove any Confidential Information from the Company, not to request that others do so on the undersigned’s behalf and to return any Confidential Information currently in the undersigned’s possession to the Company.

     VI. Severability. If any term or provision of this Separation Agreement and Release is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Separation Agreement and Release shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Separation Agreement and Release is not affected in any manner materially adverse to any party.

     VII. GOVERNING LAW. THIS SEPARATION AGREEMENT AND RELEASE SHALL BE DEEMED TO BE MADE IN THE STATE OF DELAWARE, AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

     Effective on the eighth calendar day following the date set forth below.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

DIOMED HOLDINGS, INC.

By:
Name: James A. Wylie, Jr. Title: President and Chief Executive Officer

[EXECUTIVE]

[name]